Exhibit 2(k)(1)
FUND ADMINISTRATION SERVICING AGREEMENT
     THIS AGREEMENT is made and entered into as of this 11th day of July, 2001, by and between The Mexico Equity and Income Fund, Inc., a corporation organized under the laws of the State of Maryland (the “Company”), and Firstar Mutual Fund Services, LLC, a limited liability company organized under the laws of the State of Wisconsin (“FMFS”).
     WHEREAS, the Company is a closed-end management investment company which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”);
     WHEREAS, FMFS is in the business of providing fund administration services for the benefit of its customers; and
     WHEREAS, the Company desires to retain FMFS to act as Administrator for the Company.
     NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and FMFS agree as follows:
1.	Appointment of Administrator
The Company hereby appoints FMFS as Administrator of the Company on the terms and conditions set forth in this Agreement, and FMFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.
2.	Duties and Responsibilities of FMFS
A.	General Fund Management
(1)	Act as liaison among all Company service providers

(2)	FMFS shall supply:
a.	Corporate secretarial services;

b.	Office facilities (which may be in FMFS’ office or its affiliate’s own offices); and

c.	Non-investment related statistical and research data as needed.
(3)	Coordinate board communication by:
a.	Assisting Company counsel in establishing meeting agendas;

b.	Preparing board reports based on financial and administrative data;

c.	Evaluating independent auditor;

d.	Securing and monitoring fidelity bond and director and officer liability coverage, and making the necessary SEC filings relating thereto; and

e.	Preparing minutes of meetings of the board and shareholders.
(4)	Audits
a.	Prepare appropriate schedules and assist independent auditors;

b.	Provide information to SEC and facilitate audit process; and

c.	Provide office facilities.
(5)	Assist in overall operations of the Company.

(6)	Pay Company expenses upon written authorization from the Company.
B.	Compliance
(1)	Regulatory Compliance
a.	Monitor compliance with 1940 Act requirements, including:
(i)	Asset diversification tests;

(ii)	Total return and SEC yield calculations;

(iii)	Maintenance of books and records under Rule 3la-3; and

(iv)	Code of Ethics for the disinterested directors of the Company.
b.	Monitor Company’s compliance with the policies and investment limitations of the Company as set forth in its Prospectus and Statement of Additional Information.
(2)	SEC Registration and Reporting
a.	Assist Company counsel in updating Prospectus and Statement of Additional Information (if necessary) and in preparing proxy statements;

b.	Prepare annual and semiannual reports;

c.	Coordinate the printing of publicly disseminated Prospectuses and reports;

d.	File fidelity bond under Rule I7g-l;

e.	File shareholder reports under Rule 30b2-1; and

f.	Prepare and file reports and other documents required by U.S. stock exchanges on which the Company’s shares are listed.
(3)	IRS Compliance
a.	Monitor Company’s status as a regulated Investment company under Subchapter M through review of the following:

(i)	Asset diversification requirements;

(ii)	Qualifying income requirements; and

(iii)	Distribution requirements.
b.	Calculate required distributions (including excise tax distributions)
C.	Financial Reporting
(1)	Provide financial data required by Company’s Prospectus and Statement of Additional Information;

(2)	Prepare financial reports for shareholders, the board, the SEC, U.S. stock exchanges on which the Company’s shares are listed and independent auditors; and

(3)	Supervise the Company’s custodian and accountants in the maintenance of the Company’s general ledger and in the preparation of the Company’s financial statements, including oversight of expense accruals and payments, of the determination of net asset value of the Company’s net assets and of the Company’s shares, and of the declaration and payment of dividends and other distributions to shareholders.
D.	Tax Reporting
(1)	Prepare and file on a timely basis appropriate federal and state tax returns including Forms 1120/8610 with any necessary schedules;

(2)	Prepare state income breakdowns where relevant;

(3)	File Form 1099 Miscellaneous for payments to directors and other service providers;

(4)	Monitor wash losses; and

(5)	Calculate eligible dividend income for corporate shareholders.
3.	Compensation
     The Company agrees to pay FMFS the fees and reasonable out-of-pocket expenses as set forth in the attached Exhibit A for the performance of the duties listed in this Agreement.
     These fees may be changed from time to time, subject to mutual written Agreement between the Company and FMFS.

     The Company agrees to pay all fees and reimbursable expenses within ten (10) business days following the receipt of the billing notice.
4.	Performance of Service; Limitation of Liability
A. FMFS shall exercise reasonable care in the performance of its duties under this Agreement. FMFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FMFS’s control, except a loss resulting from FMFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreements. Notwithstanding any other provision of this Agreement, the Company shall indemnify and hold harmless FMFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) which FMFS may sustain or incur or which may be asserted against FMFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FMFS by any duly authorized officer of the Company, such duly authorized officer to be included in a list of authorized officers furnished to FMFS and as amended from time to time in writing by resolution of the Board of Directors of the Company.
     FMFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) which the Company may sustain or incur or which may be asserted against the Company by any person arising out of any action taken or omitted to be taken by FMFS as a result of FMFS’s refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.
     In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS’s control. FMFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect FMFS’s premises and operating capabilities at any time during regular business hours of FMFS, upon reasonable notice to FMFS.
     Regardless of the above, FMFS reserves the right to reprocess and correct administrative errors at its own expense.

B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or bold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim which may be the subject of this indemnification, In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.
5.	Proprietary and Confidential Information
     FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities-and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.
6.	Data Necessary to Perform Services
     The Company or its agent, which may be FMFS, shall furnish to FMFS the data necessary to perform the services described herein at times and in such form as mutually agreed upon.
7.	Term of Agreement
     This Agreement shall become effective as of the date hereof and shall continue in effect for a period of one (1) year. Subsequent to the initial one (1) year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

8.	Notices
     Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to FMFS shall be sent to:
Mr. James C. Tyler
Firstar Mutual Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
and notice to the Company shall be sent to:
The Mexico Equity and Income Fund, Inc.
Spitzer & Feldman P.C.
405 Park Avenue
New York, NY 10022
Attention: Thomas R. Westle
212-888-6680
9.	Duties in the Event of Termination
     In the event that, in connection with termination, a successor to any of FMFS’s duties or responsibilities hereunder is designated by the Company by written notice to FMFS, FMFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FMFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which FMFS has maintained, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS’s personnel in the establishment of books, records, and other data by such successor.
10.	Governing Law
     This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Wisconsin. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.
11.	Records

     FMFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Company but not inconsistent with the rules and regulations of appropriate government authorities, in particular. Section 31 of the 1940 Act and the rules thereunder. FMFS agrees that all such records prepared or maintained by FMFS relating to the services to be performed by FMFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such section and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request.
12.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower FMFS to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of the other party to this Agreement
              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above,

THE MEXICO EQUITY AND INCOME FUND, INC.		FIRSTAR MUTUAL FUND SERVICES, LLC

By:	/s/ Thomas R. Westle	By:	/s/ Paul Rock

Print:	Thomas R. Westle	Print:	Paul Rock

Title:	Secretary	Title:	Senior V.P.

Fund Administration and Compliance
Annual Fee Schedule — Domestic Funds
Exhibit A
Annual fee based upon average net fund assets
9 basis points on the first $200 million
7 basis points on the next $500 million
5 basis points on the balance
Minimum annual fee: $58,000
Plus reasonable out-of-pocket expense reimbursements, including but not limited to:
Postage
Programming
Stationery
Proxies
Retention of records
Special reports
Federal and state regulatory filing fees
Certain insurance premiums
Expenses from board of directors meetings
Auditing and legal expenses
Extraordinary services — quoted separately
Fees and reasonable out-of-pocket expense reimbursements are billed monthly

AMENDMENT TO THE FUND ADMINISTRATION SERVICING AGREEMENT
     THIS AMENDMENT dated as of January 1, 2002 to the Fund Administration Servicing Agreement dated as of the 11th day of July, 2001, by and between The Mexico Equity and Income Fund, Inc., a corporation organized under the laws of the State of Maryland, and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company, shall be as follows:
     Effective January 1, 2002, the name Firstar Mutual Fund Services, LLC has been changed to U.S. Bancorp Fund Services. LLC. Accordingly, all references to Firstar Mutual Fund Services, LLC in this Agreement should be replaced with U.S. Bancorp Fund Services, LLC, Similarly, any references to Firstar Bank, N.A. should be replaced with U.S. Bank, N.A.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.
THE MEXICO EQUITY AND INCOME FUND, INC.

By:	[Illegible]	By:	[Illegible]

Exhibit A to the
Fund Administration Servicing Agreement
As Amended January 1, 2003

U.S. BANCORP FUND SERVICES, LLC
FUND ADMINISTRATION & COMPLIANCE SERVICES
ANNUAL FEE SCHEDULE

Fee per fund for Closed-End International Equity Funds
Annual fee based upon the greater of:
Annual basis point charge calculated utilizing the assets of the Fund as determined by the schedule below:
12 basis points on the first $200 million
10 basis points on the next $500 million
5 basis points on the balance
Or a Minimum annual fee of: $50,000 effective January 1, 2003 through July 31, 2004
$53,000 effective August 1, 2004 through July 31, 2005
$57,000 effective August 1, 2005 through July 31, 2006
Extraordinary services — quoted separately
Plus out-of-pocket expenses, including but not limited to.
Postage, Stationery
Programming
Proxies
EDGAR filing - Approx. $9.00/page
Retention of records
Federal and state regulatory filing fees
Certain insurance premiums
Expenses from board of directors meetings
Auditing and legal expenses
Fees are billed monthly

Exhibit B to the
Fund Administration Servicing Agreement
Additional Termination Conditions
In addition to the termination provisions under Paragraph 7 of this Agreement, the Fund agrees that should it (or the Board of Directors) be required to terminate this Agreement within the initial 3-year period due to a merger of the Fund, sale of the Fund, change of fund administration servicing agents or similar reason (other than the dissolution of the Fund), the Fund shall be responsible for reimbursing USBFS any amount lost between the effective date of this Agreement and the termination date due to the special discounted fee arrangement provided for the Fund under Exhibit A compared to the standard fee schedule shown below (Exhibit B).
Exhibit B to the
Fund Administration Servicing Agreement

U.S. BANCORP FUND SERVICES, LLC
FUND ADMINISTRATION & COMPLIANCE SERVICES
ANNUAL FEE SCHEDULE

Fee per fund for Closed-End International Equity Funds
Annual fee based upon the greater of:
Annual basis points charge calculated utilizing the assets of the Fund as determined by the schedule below:
9 basis points on the first $200 million
7 basis points on the next $500 million
5 basis points on the balance
Or a Minimum annual fee of: $58,000
Extraordinary services — quoted separately
Plus out-of-pocket expenses, including but not limited to:
Postage, Stationery
Programming
Proxies
EDGAR filing — Approx. $9.00/page
Retention of records
Federal and state regulatory filing fees
Certain insurance premiums
Expenses from board of directors meetings
Auditing and legal expenses
Fees are billed monthly

AMENDMENT TO THE FUND ADMINISTRATION SERVICING AGREEMENT
BETWEEN
THE MEXICO EQUITY AND INCOME FUND, INC.
AND
U.S. BANCORP FUND SERVICES,LLC
Paragraph 7, Term of Agreement, of the Fund Administration Servicing Agreement made and entered into as of July 11, 2001, by and between The Mexico Equity Income Fund, Inc., a corporation organized under the laws of the State of Maryland (the “Fund”), and U.S. Bancorp Fund Services, LLC, a limited liability company organized under the laws of the State of Wisconsin (“USBFS”) is hereby amended as follows:
     7. Term of Agreement (amended January 1, 2003)
     This Agreement shall become effective as of January 1, 2003 and shall continue in effect for a period of three (3) years. Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties. See Exhibit D for additional termination conditions.
This Amendment to the Agreement is dated as of January 22, 2003 and effective retroactively to January 1, 2003 by:

THE MEXICO EQUITY AND INCOME FUND, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Gerald Hellerman	By:	/s/ Joseph Redwine

Print:	Gerald Hellerman	Print:	Joseph Redwine

Title:	President	Title:	President

Date:	1/24/03	Date:	1/22/03